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EXHIBIT 21 - Subsidiaries of Registrant, Clear Channel Communications, Inc.

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                Name                                 State of Incorporation
Clear Channel Communications, Inc.                          Texas
Clear Channel Metroplex, Inc.                               Nevada
Clear Channel Metroplex Licenses, Inc.                      Nevada
Clear Channel Holdings, Inc.                                Nevada
Clear Channel Radio, Inc.                                   Nevada
Clear Channel Radio Licenses, Inc.                          Nevada
Clear Channel Television, Inc.                              Nevada
Clear Channel Television Licenses, Inc.                     Nevada
Eller Media Corporation                                     Delaware
Universal Outdoor Holdings, Inc.                            Delaware
Clear Channel International, Ltd.                           United Kingdom
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